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                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.  ________)*

                      Green Mountain Coffee Roasters, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    393122106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No.  393122106
--------------------------------------------------------------------------------
1.   Names of Reporting Person Alydar Capital, LLC

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X

(b)  / /
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of       |  5. Sole Voting Power: 0
Shares          |---------------------------------------------------------------
Beneficially    |  6. Shared Voting Power: 352,053
Owned by        |---------------------------------------------------------------
Each            |  7. Sole Dispositive Power: 0
Reporting       |---------------------------------------------------------------
Person With     |  8. Shared Dispositive Power: 352,053
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person. 352,053
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9) 1.48%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions) IA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 393122106
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSON: Alydar Partners, LLC

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X

(b)  / /
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of       |  5. Sole Voting Power: 0
Shares          |---------------------------------------------------------------
Beneficially    |  6. Shared Voting Power: 1,282,690
Owned by        |---------------------------------------------------------------
Each            |  7. Sole Dispositive Power: 0
Reporting       |---------------------------------------------------------------
Person With     |  8. Shared Dispositive Power: 1,282,690
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person. 1,282,690
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9) 5.38%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions) IA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No  393122106
--------------------------------------------------------------------------------
1.   Names of Reporting Person John A. Murphy

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X

(b)  / /
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization: United States
--------------------------------------------------------------------------------
Number of       |  5. Sole Voting Power: 0
Shares          |---------------------------------------------------------------
Beneficially    |  6. Shared Voting Power: 1,282,690
Owned by        |---------------------------------------------------------------
Each            |  7. Sole Dispositive Power: 0
Reporting       |---------------------------------------------------------------
Person With     |  8. Shared Dispositive Power: 1,282,690
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person. 1,282,690
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9) 5.38%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions) IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  393122106
--------------------------------------------------------------------------------
1.   Names of Reporting Person Alydar Fund, L.P.

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X

(b)  / /
--------------------------------------------------------------------------------
3. SEC Use Only
--------------------------------------------------------------------------------
4. Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of       |  5. Sole Voting Power:  17,679
Shares          |---------------------------------------------------------------
Beneficially    |  6. Shared Voting Power:  0
Owned           |---------------------------------------------------------------
by Each         |  7. Sole Dispositive Power:  17,679
Reporting       |---------------------------------------------------------------
Person With     |  8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person. 17,679
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9) .074%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  393122106
--------------------------------------------------------------------------------
1.   Names of Reporting Person Alydar QP Fund, L.P.

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X

(b)  / /{square}
--------------------------------------------------------------------------------
3. SEC Use Only
--------------------------------------------------------------------------------
4. Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of       |  5. Sole Voting Power:  184,461
Shares          |---------------------------------------------------------------
Beneficially    |  6. Shared Voting Power:  0
Owned by        |---------------------------------------------------------------
Each            |  7. Sole Dispositive Power:  184,461
Reporting       |---------------------------------------------------------------
Person With     |  8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person. 184,461
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9) .774%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 393122106
--------------------------------------------------------------------------------
1.   Names of Reporting Person Alysheba Fund, L.P.

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X

(b)  / /
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of       |  5. Sole Voting Power: 5,627
Shares          |---------------------------------------------------------------
Beneficially    |  6. Shared Voting Power:  0
Owned by        |---------------------------------------------------------------
Each            |  7. Sole Dispositive Power: 5,627
Reporting       |---------------------------------------------------------------
Person With     |  8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person. 5,627
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9) .024%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  393122106
--------------------------------------------------------------------------------
1.   Names of Reporting Person Alysheba QP Fund, L.P.

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X

(b)  / /
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of       |  5. Sole Voting Power:  128,556
Shares          |---------------------------------------------------------------
Beneficially    |  6. Shared Voting Power:  0
Owned by        |---------------------------------------------------------------
Each            |  7. Sole Dispositive Power:  128,556
Reporting       |---------------------------------------------------------------
Person With     |  8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person. 128,556
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9) .539%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  393122106
--------------------------------------------------------------------------------
1.   Names of Reporting Person Alysun Fund, L.P.

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X

(b)  / /
--------------------------------------------------------------------------------
3. SEC Use Only
--------------------------------------------------------------------------------
4. Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of       |  5. Sole Voting Power:  2,733
Shares          |---------------------------------------------------------------
Beneficially    |  6. Shared Voting Power:  0
Owned by        |---------------------------------------------------------------
Each            |  7. Sole Dispositive Power:  2,733
Reporting       |---------------------------------------------------------------
Person With     |  8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person. 2,733
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9) .011%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  393122106
--------------------------------------------------------------------------------
1.   Names of Reporting Person Alysun QP Fund, L.P.

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X

(b)  / /
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of       |  5. Sole Voting Power:  12,997
Shares          |---------------------------------------------------------------
Beneficially    |  6. Shared Voting Power:  0
Owned by        |---------------------------------------------------------------
Each            |  7. Sole Dispositive Power:  12,997
Reporting       |---------------------------------------------------------------
Person With     |  8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person. 12,997
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9) .055%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  393122106
--------------------------------------------------------------------------------
1.   Names of Reporting Person Alydar Fund Limited

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X

(b)  / /
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization: Cayman Islands
--------------------------------------------------------------------------------
Number of       |  5. Sole Voting Power:  547,860
Shares          |---------------------------------------------------------------
Beneficially    |  6. Shared Voting Power:  0
Owned by        |---------------------------------------------------------------
Each            |  7. Sole Dispositive Power: 547,860
Reporting       |---------------------------------------------------------------
Person With     |  8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person. 547,860
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9) 2.298 %
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions) OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  393122106
--------------------------------------------------------------------------------
1.   Names of Reporting Person Alysheba Fund Limited

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b)  / /
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization: Cayman Islands
--------------------------------------------------------------------------------
Number of       |  5. Sole Voting Power:  365,817
Shares          |---------------------------------------------------------------
Beneficially    |  6. Shared Voting Power:  0
Owned by        |---------------------------------------------------------------
Each            |  7. Sole Dispositive Power: 365,817
Reporting       |---------------------------------------------------------------
Person With     |  8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person. 365,817
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9) 1.534 %
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions) OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  393122106
--------------------------------------------------------------------------------
1.   Names of Reporting Person Alysun Fund Limited

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b)  / /
--------------------------------------------------------------------------------
3. SEC Use Only
--------------------------------------------------------------------------------
4. Citizenship or Place of Organization: Cayman Islands
--------------------------------------------------------------------------------
Number of       |  5. Sole Voting Power:  16,960
Shares          |---------------------------------------------------------------
Beneficially    |  6. Shared Voting Power:  0
Owned by        |---------------------------------------------------------------
Each            |  7. Sole Dispositive Power: 16,960
Reporting       |---------------------------------------------------------------
Person With     |  8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person. 16,960
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) .071 %
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions) OO
--------------------------------------------------------------------------------

ITEM 1.

(a)  Name of Issuer: Green Mountain Coffee Roasters, Inc.

(b) Address of Issuer's Principal Executive Offices: 33 Coffee Lane, Waterbury, Vermont 05676

ITEM 2.

(a) Name of Person Filing: John A. Murphy, an individual, is managing member of Alydar Capital, LLC and Alydar Partners, LLC, both Delaware limited liability companies. Alydar Capital, LLC is the general partner of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P. and Alysun QP Fund, L.P. Alydar Partners, LLC is the investment manager of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P., Alysun QP Fund, L.P., Alydar Fund Limited, Alysun Fund Limited and Alysheba Fund Limited.(1)

(b) Address of Principal Business Office or, if none, Residence: 222 Berkeley Street, 17[th] Floor, Boston, MA 02116

(c)  Citizenship

(d) Title of Class of Securities: Green Mountain Coffee Roasters, Inc. Common Stock

(e)  CUSIP Number: 393122106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO {section}{section}240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: N/A

(a)  Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)  Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
     78c).

(d) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)  An investment adviser in accordance with {section}240.13d-1(b)(1)(ii)(E);

(f) An employee benefit plan or endowment fund in accordance with {section}240.13d-1(b)(1)(ii)(F);

(g)  A parent holding company or control person in accordance with
     (ss)240.13d-1(b)(1)(ii)(G);

(h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)  Group, in accordance with {section}240.13d-1(b)(1)(ii)(J).

----------------------------
1
  John A. Murphy disclaims beneficial ownership in the securities.

ITEM 4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount beneficially owned:

Alydar Capital, LLC:  352,053 shares

Alydar Partners, LLC: 1,282,690 shares

Alydar Fund, L.P.: 17,679 shares

Alydar QP Fund, L.P.: 184,461 shares

Alysheba Fund, L.P.: 5,627 shares

Alysheba QP Fund, L.P.:  128,556 shares

Alysun Fund, L.P. 2,733 shares

Alysun QP Fund, L.P. l2,997 shares

Alydar Fund Limited 547,860 shares

Alysheba Fund Limited: 365,817 shares

Alysun Fund Limited 16,960 shares

              2
John A. Murphy :  1,282,690 shares

(b)  Percent of class: 5.380%

(c)  Number of shares as to which the person has:

(i)  Sole power to vote or to direct the vote. 0

(ii) Shared power to vote or to direct the vote. 1,282,690

(iii)Sole power to dispose or to direct the disposition of. 0

(iv) Shared power to dispose or to direct the disposition of. 1,282,690

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following.   N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.  N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP N/A




------------------------------
2
  John A. Murphy disclaims beneficial ownership in the securities.

 ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2008

ALYDAR CAPITAL, LLC

/s/ Paul J. Pitts
By:   Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Managing Member
ALYDAR PARTNERS, LLC

/s/ Paul J. Pitts
By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Managing Member ALYDAR FUND, L.P.

By:  ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts
--------------------------------------------------------------------------------
By:  Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYDAR QP FUND, L.P.

By:  ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts
--------------------------------------------------------------------------------
By:  Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYSHEBA FUND, L.P.

By:  ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts
--------------------------------------------------------------------------------
Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYSHEBA QP FUND, L.P.

By:  ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts
--------------------------------------------------------------------------------
By:  Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager


ALYSUN FUND, L.P.

By:  ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts
--------------------------------------------------------------------------------
By:  Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager


ALYSUN QP FUND, L.P.

By:  ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts
--------------------------------------------------------------------------------
By:  Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager


ALYDAR FUND LIMITED

/s/ Paul J. Pitts
--------------------------------------------------------------------------------
By:  Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Director


ALYSHEBA FUND LIMITED

/s/ Paul J. Pitts
--------------------------------------------------------------------------------
By:  Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Director


ALYSUN FUND LIMITED

/s/ Paul J. Pitts
--------------------------------------------------------------------------------
By:  Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Director